Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES Third QUARTER 2026 RESULTS

VERO BEACH, Fla., (November 5, 2026) – Bimini Capital Management, Inc. (OTCQX: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three- and nine-month periods ended September 30, 2026.

Third Quarter 2026 Highlights

●

Net income attributable to Bimini stockholders of $1.0 million, or $0.10 per common share, for the third quarter of 2026, compared to net income of $1.8 million, or $0.18 per common share, for the third quarter of 2025

●	Net income attributable to Bimini stockholders of $2.2 million, or $0.22 per common share, for the nine months ended September 30, 2026, compared to net income of $2.4 million, or $0.24 per common share, for the nine months ended September 30, 2025
●	Book value per share of $1.47 at September 30, 2026, compared to $1.38 at June 30, 2026
●	Company to discuss results on Friday, November 6, 2026, at 10:00 AM ET

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer of Bimini, said, “As the third quarter of 2026 came to a close the markets were under severe duress. Several factors combined to drive interest rates in the U.S. to multi-decade high levels. Domestic equity markets managed to generate modest positive returns for the quarter, but all sectors of the fixed income markets generated negative absolute returns. While there were many drivers of the move – persistent high inflation, resilient growth in the U.S. economy, persistently high energy prices as a result of the war in Iran – perhaps the most significant drivers relate to the demand for capital.  The U.S. continues to run fiscal deficits at or above $2 trillion per year, and the hyperscalers associated with the AI buildout continue to tap the debt markets for funding.  The combined effect of all of this demand for capital from the fixed income markets has driven the cost of capital higher, as reflected in the elevated level of interest rates across the economy.

“Regarding our results for the quarter, Orchid Island Capital, Inc. ("Orchid") generated an economic return of (12.5%) for the third quarter of 2026, unannualized.  Orchid's outstanding shares declined modestly, by approximately 2.5% as Orchid took advantage of the share price trading at a discount to book value by repurchasing approximately 4.9 million shares during the third quarter. Average equity increased very slightly by approximately $0.1 million for the third quarter of 2026. Fee revenue associated with managing Orchid's portfolio, inclusive of overhead allocation and repurchase agreement and clearing fees, decreased modestly from $5.08 million to $4.95 million. Our 80%-owned subsidiary, Tom Johnson Investment Management, LLC ("TJIM") generated $1.69 million of advisory service revenues for the quarter. The investment portfolio, now considerably smaller than in prior periods owing to the need to fund the acquisition of TJIM, generated $0.42 million of interest and dividend income gross and, net of repurchase agreement funding interest, $0.28 million of net interest income.

“The Company’s results for the quarter demonstrate the benefits of our recent pivot to a more diversified asset manager with less reliance on the levered RMBS strategy.  The fixed income markets broadly, and the Agency RMBS market more specifically, generated poor results for the quarter, and the equity and investment grade credit markets were negatively impacted by the poor performance of AI/hyperscalers. Despite these pressures, Bimini was able to generate positive results for the quarter and believes it remains well positioned to continue to do so even while market conditions remain challenging."

Richard Parry, President and Chief Investment Officer of TJIM, and a member of Bimini's Board of Directors, added: “TJIM’s disciplined strategies continue to perform well in the current market environment, anchored by our consistent value and quality orientation. As of September 30, 2026, the Core/Relative Value and Diversified Stock Income models traded at approximately 15 times forward earnings compared to roughly 19 times for the benchmark S&P 500 Index—representing an attractive valuation discount of about 21%. Furthermore, our portfolios' weighted average market capitalization of $400–$500 billion (versus roughly $1.7 trillion for the index) reflects meaningfully lower concentration in the market's mega-cap constituents.

“In fixed income, duration across both the TJIM Fixed and TJIM Intermediate models remains closely matched to their respective benchmarks. We maintain an underweight allocation to corporate credit in light of historically tight credit spreads, while preserving ample dry powder to capitalize opportunistically as higher yields unfold. With yields around 5%, these portfolios are much more resilient to future rate increases than they have been in past cycles. It is our opinion that, with high-quality, liquid fixed income investments being more attractive than they have been in years and the recent outperformance of the equity markets, investor and advisor rebalancing decisions may create reallocation opportunities for our fixed income model strategies.”

Third Quarter and Year-to-Date 2026 Results of Operations

Bimini reported net income attributable to Bimini stockholders of $1.0 million, or $0.10 per common share, for the third quarter of 2026, compared with net income of $1.8 million, or $0.18 per common share, for the third quarter of 2025. For the nine months ended September 30, 2026, net income attributable to Bimini stockholders was $2.2 million, or $0.22 per common share, compared with $2.4 million, or $0.24 per common share, for the comparable period of 2025.

Advisory services revenue was $6.6 million for the third quarter of 2026, compared with $4.5 million for the third quarter of 2025. For the nine months ended September 30, 2026, advisory services revenue increased to $18.6 million from $11.9 million in the prior-year period. The year-over-year increases primarily reflected the acquisition of an 80% interest in “TJIM on April 1, 2026, which contributed $1.7 million and $3.4 million of advisory services revenue during the third quarter and nine months ended September 30, 2026, respectively, and higher management fees resulting from growth in the average equity of Orchid from $1.0 billion to $1.4 billion.

Interest income from the Company's mortgage-backed securities ("MBS") portfolio was $0.2 million for the third quarter of 2026, compared with $1.5 million for the third quarter of 2025. For the first nine months of 2026, MBS interest income totaled $1.7 million, compared with $4.9 million in the prior-year period. These decreases primarily reflected the sale of a significant portion of the Company's MBS portfolio during the first quarter of 2026 to fund the TJIM acquisition. Consistent with the reduced MBS portfolio, repurchase agreement funding costs were $0.1 million for the third quarter of 2026, compared with $1.2 million for the third quarter of 2025. For the nine months ended September 30, 2026, repurchase agreement funding costs decreased to $1.0 million from $3.7 million in the comparable 2025 period.

Operating expenses totaled $3.9 million for the third quarter of 2026, compared with $3.0 million for the third quarter of 2025. Operating expenses for the third quarter of 2026 included $0.1 million of expenses associated with the TJIM acquisition. For the nine months ended September 30, 2026, operating expenses increased to $12.5 million from $8.7 million in the prior-year period, including $1.6 million of expenses relating to the TJIM acquisition. In addition, operating expenses for the three and nine months ended September 30, 2026, included $1.1 million and $2.2 million, respectively, attributable to the consolidation of TJIM's operations.

Bimini recorded an income tax provision of $0.1 million for the three months ended September 30, 2026, compared with an income tax provision of $0.4 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026 and 2025, Bimini recorded income tax provisions of $1.7 million and $0.6 million, respectively. The 2026 increase in the year-to-date provision primarily reflected the reevaluation of the Company's tax valuation allowance in connection with the TJIM acquisition.

Management of Orchid Island Capital, Inc.

Orchid is externally managed and advised by Bimini Advisors, LLC (“Bimini Advisors”), a subsidiary of Bimini. Under a management agreement, Bimini Advisors oversees Orchid’s business activities and day-to-day operations and provides Orchid with its management team, including officers, and other support personnel.

Bimini also holds an investment in Orchid common stock that is accounted for under the fair value option, with changes in fair value recognized in current-period results.

For the three months ended September 30, 2026, Bimini recognized $5.0 million in advisory services revenue from its relationship with Orchid, consisting of $4.1 million in management fees, $0.5 million in overhead reimbursements, and $0.4 million in repurchase, clearing and administrative fees. Bimini also recognized $0.2 million in dividends on its investment in Orchid common stock.

For the nine months ended September 30, 2026, Bimini recognized $15.2 million in advisory services revenue from Orchid, consisting of $12.2 million in management fees, $1.9 million in overhead reimbursements, and $1.1 million in repurchase, clearing and administrative fees. In addition, Bimini recognized $0.5 million in dividends on its investment in Orchid common stock.

Tom Johnson Investment Management, LLC

Bimini Advisors Holdings, LLC, a subsidiary of Bimini, owns 80% of TJIM, an SEC-registered investment adviser that provides discretionary and non-discretionary investment advisory services to institutional investors, high-net-worth individuals, retirement plans, sub-advisory platforms, and foundations. TJIM earns advisory fee revenue under investment advisory agreements, with fees generally calculated as a percentage of assets under management (“AUM”).

For the three and nine months ended September 30, 2026, TJIM generated advisory fee revenue of $1.7 million and $3.4 million, respectively. Because Bimini acquired TJIM on April 1, 2026, the amounts reported for the nine-month period reflect TJIM’s results beginning on that date and do not include TJIM’s results for periods prior to the acquisition. TJIM’s AUM was $1.70 billion as of September 30, 2026, compared to $1.73 billion as of June 30, 2026 and $1.63 billion as of March 31, 2026.

Book Value Per Share

The Company's book value per share on September 30, 2026 was $1.47. The Company computes book value per share by dividing total stockholders' equity by the total number of outstanding shares of the Company's Class A Common Stock. At September 30, 2026, the Company's stockholders’ equity was $14.6 million, with 9,922,056 Class A Common shares outstanding.

Portfolio

The following tables summarize the MBS portfolio as of September 30, 2026 and December 31, 2025:

($ in thousands)
			Weighted
			Average
		Weighted	Maturity
	Fair	Average	in	Longest
	Value	Coupon	Months	Maturity
September 30, 2026	$14,484	5.34%	316	5/1/2053
December 31, 2025	$88,929	5.73%	331	8/1/2054

($ in thousands)
	September 30, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,137	14.8%	$21,924	24.7%
Freddie Mac	12,347	85.2%	67,005	75.3%
Total Portfolio	$14,484	100.0%	$88,929	100.0%

As of September 30, 2026, the Company's portfolio had an effective duration of 4.431, indicating that an interest rate increase of 1.0% would be expected to cause a 4.431% decrease in the value of the MBS in the Company’s investment portfolio. As of December 31, 2025, the Company's portfolio had an effective duration of 2.229, indicating that an interest rate increase of 1.0% would be expected to cause a 2.229% decrease in the value of the MBS in the Company’s investment portfolio. These figures do not include the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of September 30, 2026, the Company had outstanding repurchase obligations of $14.0 million with a net weighted average borrowing rate of 3.98%. These agreements were collateralized by MBS with a fair value, including accrued interest, of $14.4 million. At September 30, 2026, the Company’s liquidity was $10.1 million, consisting of unpledged MBS, U.S. Treasury securities and cash and cash equivalents. Below is a list of the Company’s outstanding borrowings under repurchase obligations as of September 30, 2026.

($ in thousands)
Repurchase Agreement Obligations
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	(in Days)
Brean Capital, LLC	$5,940	42.6%	3.99%	19
Mitsubishi UFJ Securities (USA), Inc.	5,926	42.4%	3.99%	19
Marex Capital Markets Inc.	1,682	12.0%	3.93%	14
South Street Securities, LLC	424	3.0%	3.97%	14
	$13,972	100.0%	3.98%	18

Summarized Consolidated Financial Statements

The following is a summarized presentation of the Company's unaudited consolidated balance sheets as of September 30, 2026, and December 31, 2025, and its unaudited consolidated statements of operations for the nine and three month periods ended September 30, 2026 and 2025.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	September 30, 2026	December 31, 2025
ASSETS
Mortgage-backed securities	$14,483,702	$88,928,525
U.S. Treasury securities	1,577,213	-
Cash equivalents and restricted cash	8,722,077	14,318,059
Orchid Island Capital, Inc. common stock, at fair value	3,090,056	4,097,311
Identifiable intangibles, net	9,360,000	-
Goodwill	4,838,864	-
Accounts receivable	1,724,461	-
Deferred tax assets, net	15,640,458	17,239,648
Other assets	5,175,484	5,110,429
Total Assets	$64,612,315	$129,693,972

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Repurchase agreements	$13,972,000	$85,326,000
Long-term debt	27,329,273	27,346,546
Other liabilities	5,424,963	4,398,629
Total Liabilities	46,726,236	117,071,175
Redeemable noncontrolling interest	3,317,855	-
Stockholders' equity	14,568,224	12,622,797
Total Liabilities, Redeemable Noncontrolling interest and Stockholders' Equity	$64,612,315	$129,693,972
Class A Common Shares outstanding	9,922,056	10,005,457
Book value per share	$1.47	$1.26

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
Advisory services	$18,576,494	$11,850,846	$6,643,805	$4,457,711
Interest and dividend income	2,208,664	5,473,053	417,909	1,739,397
Interest expense	(2,495,563)	(5,276,945)	(659,450)	(1,701,510)
Net revenues	18,289,595	12,046,954	6,402,264	4,495,598
Other (expense) income	(1,685,960)	(356,123)	(1,194,855)	669,417
Expenses	12,504,350	8,714,817	3,932,662	2,971,686
Net income before income tax provision	4,099,285	2,976,014	1,274,747	2,193,329
Income tax provision	1,665,284	557,969	140,148	370,586
Net income	2,434,001	2,418,045	1,134,599	1,822,743
Less: income (loss) attributable to noncontrolling interests	238,232	-	113,941	-
Net income attributable to Bimini Capital Management, Inc. stockholders	$2,195,769	$2,418,045	$1,020,658	$1,822,743

Basic and Diluted Net (Loss) Income Per Share of:
CLASS A COMMON STOCK	$0.22	$0.24	$0.10	$0.18
CLASS B COMMON STOCK	$0.22	$0.24	$0.10	$0.18

	Three Months Ended September 30,
Key Balance Sheet Metrics	2026	2025
Average MBS(1)	$15,234,225	$106,015,627
Average repurchase agreements(1)	14,502,500	100,847,500
Average stockholders' equity(1)	14,162,975	8,328,081

Key Performance Metrics
Average yield on MBS(2)	6.49%	5.79%
Average cost of funds(2)	3.89%	4.59%
Average interest rate spread(3)	2.60%	1.20%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid. Historically, Bimini invested primarily in, but was not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae) with the objective of earning returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. On April 1, 2026, the Company acquired 80% of the membership interests of TJIM. At the time of the closing, TJIM had $1.6 billion of assets under management across equity and fixed income markets. The acquisition of TJIM required the deployment of a significant portion of the Company's capital previously allocated to the Agency MBS portfolio. While the Agency MBS portfolio and investment portfolio segment now contain fewer assets than prior to the acquisition of TJIM, the Company still maintains the portfolio and may grow it over time to the extent it is able to generate the necessary free cash flow to do so.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements, except as may be required by applicable law.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, November 6, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BIbe2444f9f66e41eaad9a716c6773f7f2.  A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/p7ktjzjq or via the investor relations section of the Company's website at https://ir.biminicapital.com. An audio archive of the webcast will be available on the website for 30 days after the call.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com